Exhibit 99.1

FXCM Reports Monthly Metrics

NEW YORK, NY, February 15, 2011 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for January 2011 for its retail foreign exchange business. Monthly activities included:

January 2011

•	Retail customer trading volume(1) of $258 billion in January 2011, 8% higher than December 2010(2) and 5% higher than January 2010.

•	An average of 307,689 retail client trades per day in January 2011, 11% higher than December 2010(2) and 7% lower than January 2010.

•	Tradeable accounts(3) of 173,990 as of January 31, 2011, a decrease of 1,250 or 1% from December 2010(2), and an increase of 30,343 or 21% from January, 2010. As part of regular account maintenance, FXCM notified clients in January 2011 that it would charge a fee for accounts that had not placed a trade in over 12 months. The inactive fee will be assessed in February 2011. As a result, 3,221 previously inactive accounts closed in January. Excluding these closures, tradeable accounts would have increased by 1,971 or 1%.

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company’s corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.

(1) Volume that FXCM retail customers traded in period translated into US dollars.

(2) FXCM revised December 2010 customer trading volume to $239 billion, average retail client trades per day to 277,665, and tradeable accounts to 175,240. December 2010 tradeable accounts include a decrease of 5,432 accounts that no longer meet the definition of a tradeable account due to recent changes in CFTC minimum margin requirements.

(3) An FXCM retail customer account with sufficient funds to place a trade.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM’s client offering is No Dealing Desk forex trading. Clients benefit from FXCM’s large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM’s U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com